Exhibit 2.2

LakeShore Biopharma Co., Ltd

Number	Ordinary Shares
[ ]	-[no. of shares]-

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into 2,500,000,000 Ordinary Shares with a par value of US$0.00002 each

THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

GIVEN UNDER the common seal of the said Company on                                                        20

THE COMMON SEAL of the said Company was hereunto affixed in the presence of:

DIRECTOR _________________________